Exhibit 99.1

China Organic Agriculture Announces

Second Quarter 2010 Financial Results

Company Reports $31.3 Million Revenue, $2.8 Million Net Income

EPS is $0.04 for Second Quarter of 2010

August 23, 2010:   Calistoga, California  & Dalian, China  --(BUSINESS WIRE)--China Organic Agriculture, Inc. (OTCBB: CNOA), a company headquartered in Liaoning Province in China engaged in the trading and distribution of agricultural products, announced today its financial results for the second quarter ended June, 30 2010.

2010 Second Quarter Key Financial Items

•	Revenue of $31.3 million represents an increase from $30.0 million in the second quarter of 2009.

•	Gross profit was $8.2 million, compared to $6.9 million in the second quarter of 2009.

•	Net income attributable to CNOA shareholders in the second quarter of 2010 was $2.80 million.

•	Fully diluted earnings per share in the second quarter of 2010 were $0.04 as compared to $0.03 in the second quarter of 2009.

•	The Company estimated that in 2010 there will be a significant growth in the net profit of Changbai Eco-Beverage Co., Ltd, which was acquired in the first quarter of 2010.

Sales for the three months ended June 30, 2010 totaled $31.3 million compared to $30.0 million for the three months ended June 30, 2009, a slight increase of 4.3%. This increase was attributed to a higher market price for agriculture products.

The Company's gross profit for the second quarter of 2010 was $8.2million (or approximately 26% of revenue) compared to $6.9 million (or approximately 23% of revenue) for second quarter of 2009. This improvement in gross profit was in part attributed to the Company’s decision to more actively trade in beans and soybeans, which have better margins than certain other commodities.

Selling, general and administrative expense for the three and six months ended June 30, 2010 reflected increases of $511,223 and $952,709, respectively from the comparable 2009 periods. These increases are largely due to higher professional fees and expenses for corporate activities in 2010 for US and China as well as the increase in maintenance and upkeep fees of the Company’s Bellisimo Vineyard.

As the Company owns 60% of its Dalian Huiming subsidiary, 40% of total net income from Dalian Huiming was recorded as income attributed to noncontrolling interest. Noncontrolling interest increased from $2.0 million in the second quarter of 2009 to $2.5 million in the second quarter of 2010, reflecting increased net income from the trading operations conducted by Dalian Huiming.

Net income attributable to CNOA shareholders was $2.80 million for the second quarter of 2010, representing an increase of 12.7% compared to net income attributable to CNOA shareholders in the same period of 2009 of $2.5 million.

Earnings per share increased to $0.04 per diluted share compared to $0.03 per diluted share in the second quarter of 2009. However for the six month period, earning per share dropped from $0.09 to $0.08.

CEO Qi Qian: “The management is pleased with the results and will seek to continue to attain growth and maximize our shareholders’ value.”

Financial Condition

As of June 30, 2010, China Organic Agriculture had cash and cash equivalents of $23.8 million, up from $18.5 million as of December 31, 2009, excluding restricted cash. Working capital as of June 30, 2010 was $67.6 million as compared to $52.0 million as of June 30, 2009.

About China Organic Agriculture

China Organic Agriculture is based in China and is primarily engaged in the acquisition, trading and distribution of agricultural products. For more information, please visit: http://www.chinaorganicagriculture.com.

FORWARD-LOOKING STATEMENTS: Except for historical information, this press release contains forward-looking statements which reflect China Organic Agriculture's current expectations regarding future events. These forward- looking statements involve risks and uncertainties, which if they occur, may cause actual results to differ materially from those contained in forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future acquisitions, estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture's products and other statements which are not historical facts. When used in this document, words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions denote forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. The risks and uncertainties which could cause actual results to differ from those contained in our forward looking statements include, but are not limited to, changing market conditions, our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate and other risks detailed from time to time in China Organic Agriculture's ongoing quarterly filings and annual reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this press release might not occur.

China Organic Agriculture, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2010	2009	2010	2009
Sales	$31.3	$30.0	$63.6	$66.7
Cost of sales	(23.1)	(23.1)	(47.2)	(51.4)
Gross profit	8.2	6.9	16.5	15.3

Selling, general and administrative expenses	(1.0)	(0.5)	(1.8)	(0.8)
Income from operations	7.3	6.5	14.7	14.5
Other income	0.1	0.1	0.1	0.7
Interest expense, net	(0.2)	(0.4)	(0.6)	(0.6)
Income before income taxes	7.2	6.1	14.2	14.6

Provision for income taxes	(1.9)	(1.7)	(3.6)	(3.7)
Net income	5.3	4.5	10.5	10.9
Income attributed to noncontrolling interest	(2.5)	(2.0)	(4.8)	(4.5)
Net Income attributable to CNOA	$2.8	$2.5	$5.8	$6.4
Basic and diluted weighted average shares	73.2	73.2	73.2	73.2
Total Basic and Diluted Earning Per Share	$0.04	$0.03	$0.08	$0.09

NOTE: The above numbers may not equal the total due to rounding.

China Organic Agriculture, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2010	December 31, 2009
Assets	(Unaudited)	(Audited)
Current Assets
Cash and cash equivalents	$23.8	$18.5
Restricted cash	7.3	7.3
Accounts receivable, net	45.1	40.7
Inventory	50.6	14.7
Other current assets	14.7	10.0
Total Current Assets	141.5	91.2
Property, plant & equipment, net	13.4	12.5
Other long term assets	15.1	3.1
Total Assets	$170.0	$106.8
Liabilities and Stockholders’ Equity
Current Liabilities
Mortgages payable – current	$0.2	$0.2
Short term loans	10.3	14.6
Notes payable	7.3	7.3
Accounts payable and accrued expenses	52.0	2.0
Other current liabilities	4.1	2.7
Total Current Liabilities	73.9	26.8

Mortgages payable – long term	7.8	8.0

Total Liabilities	80.4	34.8
Stockholders' Equity
CNOA Stockholders’ Equity	62.9	57.0
Noncontrolling Interests	26.7	15.0
Total Stockholders' Equity	89.6	72.1
Total Liabilities and Stockholders' Equity	$170.0	$106.8

NOTE: The above numbers may not equal the total due to rounding.

China Organic Agriculture, Inc.
Condensed Consolidated Cash Flow Items
(in millions)
(Unaudited)

	Six months ended June 30, 2010	Six months ended June 30, 2009
Net cash provided (used) by operating activities	$16.1	$(9.1)
Net cash used by investing activities	(7.7)	(37.0)
Net cash (used)/provided by financing activities	(3.6)	10.7
Effects of exchange rates on cash	0.5	(0.0)
Net change in cash and cash equivalents	$5.3	$1.7

NOTE: The above numbers may not equal the total due to rounding.

Contact:

China Organic Agriculture, Inc.
Hans Shen
707-709-2321
Email: IR@cnoainc.com